UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2013

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

3020 Old Ranch Parkway, Suite 400 Seal Beach,
California	90740
(Address of Principal Executive Offices)	Zip Code

(562) 493-2804

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On June 28, 2013 (the “Closing Date”), Clean Energy (“Clean Energy”) and BAF Technologies, Inc. (“BAF”) entered into a Stock Purchase Agreement (the “Agreement”) with Westport Innovations Inc. (“Westport”) and Westport Innovations (U.S.) Holdings Inc., a wholly owned subsidiary of Westport (“Purchaser” and together with Westport, the “Westport Parties”).  Clean Energy and BAF are subsidiaries of Clean Energy Fuels Corp. (the “Registrant”).  Under the terms of the Agreement, on the Closing Date, Purchaser purchased from Clean Energy all of the issued and outstanding capital stock of BAF for consideration valued at $25,000,000 and payable in shares of Westport’s common stock (the “Shares”).  Pursuant to the Agreement, Clean Energy was issued Shares equal to $22,000,000 on the Closing Date and shall be issued Shares equal to $3,000,000 on the one year anniversary of the Closing Date (subject to potential offset for Clean Energy’s indemnification obligations under the Agreement).  Further, the Westport Parties agreed to repay certain intercompany indebtedness of BAF to Clean Energy following the conclusion of applicable post-closing adjustment procedures contemplated by the Agreement.

In addition, pursuant to the terms of the Agreement, (i) Clean Energy, Westport Power Inc. and Westport Fuel Systems Inc. (Westport Power and Westport Fuel Systems are collectively referred to as the “Westport Affiliates”) entered into a Marketing Agreement, dated as of the Closing Date (the “Marketing Agreement”) and (ii) in consideration of the Marketing Agreement, the Westport Parties will pay Clean Energy $5,000,000 in cash on or before March 1, 2014.  Under the Marketing Agreement, Clean Energy and the Westport Affiliates will collaborate during a two year period to encourage sales of all BAF products offered as of the Closing Date and any new natural gas vehicle systems and conversions for light and medium duty vehicles offered by the Westport Affiliates.  As part of the Marketing Agreement, Clean Energy agreed to provide 750,000 gasoline gallon equivalents of compressed natural gas to be used by the Westport Affiliates as marketing incentives.

Clean Energy and Westport also entered a registration rights agreement, dated as of the Closing Date (the “Registration Rights Agreement”), pursuant to which Westport agreed to register the resale of the Shares.

The foregoing summary descriptions of the Agreement, Marketing Agreement and Registration Rights Agreement do not purport to be complete and are qualified by reference to the respective terms of such agreements.  The press release, issued on June 28, 2013, announcing the Agreement and the other transactions contemplated thereby, is attached hereto as Exhibit 99.1.

The Agreement has been filed as an exhibit to this Current Report on Form 8-K to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Registrant, Clean Energy, BAF or the Westport Parties. The Agreement contains representations and warranties that Clean Energy and BAF, on the one hand, and the Westport Parties, on the other hand, made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

2.9

Stock Purchase Agreement, dated June 28, 2013, among Clean Energy, BAF Technologies, Inc., Westport Innovations (U.S.) Holdings Inc. and Westport Innovations Inc.  Certain schedules and exhibits referenced in the Stock Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

10.87	Marketing Agreement, dated June 28, 2013, among Clean Energy, Westport Power Inc. and Westport Fuel Systems Inc.

10.88	Registration Rights Agreement, dated June 28, 2013, between Clean Energy and Westport Innovations Inc.

99.1	Press Release dated June 28, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2013		Clean Energy Fuels Corp.

	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer